UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 5, 2015

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2015, at our 2015 Annual Meeting of Shareholders, our shareholders, upon the recommendation of our Board of Directors, approved the 2015 Equity Incentive Plan. The Equity Incentive Plan authorizes up to four million shares for equity awards to our employees and board of directors, including awards that are intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code. The Equity Incentive Plan terminates in 2020. Incentive awards under the Equity Incentive Plan may be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance compensation awards or common stock. The number of shares available for incentive awards under the Equity Incentive Plan will be increased in an amount equal to incentive awards that are forfeited or terminated without issuance of shares and shares withheld by or tendered to us in connection with satisfaction of tax withholding obligations of an award. Adjustments will be made in the aggregate number of shares that may be issued under the Equity Incentive Plan in the event of a change affecting shares of our common stock, such as a stock dividend or split, recapitalization, reorganization, or merger. No more than 1,000,000 shares may be allocated for incentive awards to any one participant during any single calendar year. A copy of the Equity Incentive Plan is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 5.02.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Our 2015 Annual Meeting of Stockholders was held on May 5, 2015. At the Annual Meeting, all measures were approved in accordance with the shareholder voting results noted below.

Proposal 1

The twelve director nominees named in our proxy statement were elected, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, based upon the following votes:

NOMINEE	FOR	WITHHELD	NON-VOTES
John D. Barr	71,383,997	9,846,083	3,973,014
Michael R. Eisenson	69,823,335	11,406,745	3,973,014
Robert H. Kurnick, Jr.	79,761,062	1,469,018	3,973,014
William J. Lovejoy	80,596,003	634,077	3,973,014
Kimberly J. McWaters	66,349,301	14,880,779	3,973,014
Lucio A. Noto	79,726,175	1,503,905	3,973,014
Greg Penske	76,792,437	4,437,643	3,973,014
Roger S. Penske	79,071,306	2,158,774	3,973,014
Sandra E. Pierce	80,514,479	715,601	3,973,014
Kanji Sasaki	79,859,741	1,370,339	3,973,014
Ronald G. Steinhart	71,383,398	9,846,682	3,973,014
H. Brian Thompson	72,130,517	9,099,563	3,973,014

Proposal 2

The proposal to approve our 2015 Equity Incentive Plan was approved based upon the following votes:

FOR	AGAINST	ABSTAIN	NON-VOTES
79,678,142	1,504,296	47,642	3,973,014

Proposal 3

The proposal to ratify the selection of Deloitte LLP as our independent registered public accounting firm for 2015 was approved based upon the following votes:

FOR	AGAINST	ABSTAIN	NON-VOTES
84,364,178	792,447	46,469	0

Proposal 4

The proposal to approve, on an advisory basis, our executive compensation was approved based upon the following votes:

FOR	WITHHELD	ABSTAIN	BROKER NON-VOTES
80,802,404	359,448	68,228	3,973,014

Item 8.01 Other Events.

On May 5, 2015, we announced that our Board of Directors has approved a quarterly dividend in the amount of $0.23 per share payable June 1, 2015 to shareholders of record as of May 15, 2015, as discussed more fully in the press release incorporated herein and attached hereto as Exhibit 99.1.

Investors and others should note that we announce material financial information using our company website (www.penskeautomotive.com), our investor relations website (investors.penskeautomotive.com), SEC filings, press releases, public conference calls and webcasts. Information about Penske Automotive, its business, and its results of operations may also be announced by posts on the following social media channels:

• Penske Automotive Twitter feed (www.twitter.com/penskecarscorp)

• Penske Automotive’s Facebook page (www.facebook.com/penskecars)

The information that we post on these social media channels could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Penske Automotive to review the information that we post on these social media channels. These channels may be updated from time to time on Penske Automotive’s investor relations website.

Item 9.01 Financial Statements and Exhibits.

10.1 Penske Automotive Group, Inc. 2015 Equity Incentive Plan

99.1 Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

May 6, 2015	By:	/s/ Shane M. Spradlin

Name: Shane M. Spradlin
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

10.1	Penske Automotive Group, Inc. 2015 Equity Incentive Plan.
99.1	Press Release.